EXHIBIT 99.1


               PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 -
                   SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward looking statements made by public companies. This safe harbor protects a company from securities law liability in connection with forward-looking statements if the company complies with the requirements of the safe harbor. As a public company, Infowave Software, Inc. has relied and will continue to rely on the protection of the safe harbor in connection with its written and oral forward-looking statements.

     When evaluating Infowave Software, Inc.'s business, you should consider:

     o    all of the information in this quarterly report on Form 10-Q;

     o the risk factors described in the Company's Annual report for the year ended December 31, 2002 filed with the Securities and Exchange Commission; and

     o    the risk factors described below.

                                  RISK FACTORS

In addition to the other information contained in this Annual Report, readers should carefully consider the following risk factors that may have a material adverse effect on the Company's business, financial condition or results of operation.

History of Losses

The Company is not currently profitable and incurred operating losses from continuing operations (which excludes the discontinued operations of the Imaging Division) calculated in accordance with Canadian Generally Accepted Accounting Principles of $9,763,740, $19,413,246 and $16,969,282 for the years ended
December 31, 2002, 2001 and 2000 respectively. The Company anticipates that its expenses may increase as the Company continues to increase its research and development, sales and marketing and general and administrative expenses. The Company cannot predict if it will ever achieve profitability, and if it does, it may not be able to sustain or increase profitability. The auditor's report on the Company's 2002 consolidated financial statements, comments which states that the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustment that might result from the outcome of that uncertainty.

Wireless Industry Growth

There can be no assurance that the market for the Company's existing or proposed wireless software products will grow, that firms within the industry will adopt the Company's software products for integration with their wireless data communications solutions, or that the Company will be successful in independently establishing product markets for its wireless software products. If the various markets in which the Company's software products compete fail to grow, or grow more slowly than the Company currently anticipates, or if the Company were unable to


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establish product markets for its new software products, the Company's business, results of operation and financial condition would be materially adversely affected.

Reliance on New Technologies

The wireless data communications market is characterized by rapidly changing technology and evolving industry standards. Therefore, it is difficult to predict the rate at which the market for the Company's wireless software products will grow, if at all. If the market fails to grow, or grows more slowly than anticipated, the Company will be materially adversely affected. Even if the market does grow, there can be no assurance that the Company's products will achieve commercial success. The Company may find itself competing in the market for wireless mobile computing software against other companies with significantly greater financial, marketing and other resources. Such competitors may be able to institute and sustain price wars, or imitate the features of the Company's wireless mobile computing software, thereby reducing prices and thus, the Company's revenues and share of the market.

In addition, the Company's competitors may develop alternative technologies that gain broader market acceptance than the Company's software solutions. As a result, the life cycle of the Company's software solutions is difficult to estimate. The Company may need to develop and introduce new products and enhancements to its existing solutions on a timely basis to keep pace with technological developments, evolving industry standards, changing customer requirements and competitive technologies that may render its solution obsolete. These research and development efforts may require the Company to expend significant capital and other resources. In addition, as a result of the complexities inherent in the Company's solutions, major enhancements or improvements will require long development and testing periods. If the Company fails to develop products and services in a timely fashion, or if it does not enhance its products to meet evolving customer needs and industry standards, including security technology, it may not remain competitive or it may sell its solutions.

Product Improvements

The Company will be at risk if it is unable to continually upgrade and improve its software products, or to develop new software products. The software industry is characterized by a constant flow of new or improved products, which quickly render existing software products obsolete. The Company's competitors may develop technically superior and/or comparable products at the same or lower priced software that would have a materially adverse effect on the Company.

Additional Financing

The Company may not have sufficient capital to fund its own operations without raising additional capital, and/or implementing additional reductions in expenses. Further reductions in expenses may negatively impact the Company's ability to grow the business. No assurance can be given that any additional financing required would be available, or that additional financing will be available on terms that may be advantageous to existing shareholders. Such financing, to the extent that it is available may result in substantial dilution to shareholders. To the extent such financing is not available, the Company may not be able to, or may be delayed in, continuing to commercialize its software products and services.


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Reliance on Microsoft

Some of the Company's wireless software products wirelessly enable the functionality of Microsoft Exchange. Microsoft may make changes to its products that would require Infowave to similarly make changes to its software to maintain functionality. The Company is aware that Microsoft has developed its own wireless functionality for Microsoft Exchange. There is no assurance that the Company can maintain any required upgrades to its software to remain relevant and competitive.

The Company announced in January 2003, that it will collaborate with Microsoft to develop and market solutions for mobile network operators based on the Windows Powered Microsoft mobile device platforms. There is no assurance that this collaboration will be successful, or that material revenues will be generated from the relationship.

Reliance on HP

The Company entered into a Strategic Alliance and Sales Agreement and a Worldwide Reseller Agreement with HP on March 8, 2002. Under these agreements, the Company's software is sold both as a stand-alone product and bundled with HP's Proliant Servers, and iPAQnet Mobile Intranet and iPAQnet Mobile Email Pocket PC. There is no assurance, however, that this relationship with HP will prove to be successful or result in material revenues for the Company.

Management of Growth

The Company has had a history of expanding rapidly. This growth, as well as any future growth, has placed a significant strain on the Company's resources. The Company's ability to achieve and maintain profitability, if at all, will depend on its ability to manage growth effectively, to implement and expand operational and customer support systems, and to hire additional personnel. The Company may not be able to augment or improve existing systems and controls or implement new systems and controls to respond to any future growth. In addition, future growth may result in increased responsibilities for management personnel, which may limit their ability to effectively manage the Company's business.

Reliance on Key Personnel and Consultants

The Company is currently dependent upon its senior management, board of directors and consultants, the loss of any of which may significantly affect the performance of the Company and its ability to carry out the successful development and commercialization of its software products and services. Failure to retain management, directors and consultants or to attract and retain additional key employees with necessary skills could have a material adverse impact upon the Company's growth and profitability. The Company may be required to recruit additional software development personnel, and expand its sales force and customer support functions as well as train, motivate and manage its employees. The Company's ability to assimilate new personnel will be critical to its performance. Competition for qualified software development personnel and other professionals is expected to increase. There can be no assurance that the Company will be able to recruit the personnel required to execute its programs or to manage these changes successfully.


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Reliance on Key Third-Party Relationships

The Company relies on key third-party relationships, including its relationships with resellers and OEMs, for marketing and sales of its software products. These third parties are not within the control of the Company, may not be obligated to purchase software products from the Company and may also represent and sell competing software products. The loss of any of these third-party relationships, the failure of such parties to perform under agreements with the Company or the inability of the Company to attract and retain new resellers or OEMs with the technical, industry and application experience required to market and sell the Company's software products successfully could have a material adverse effect on the Company.

Competition

A number of competitors have substantially greater financial, technical and marketing resources than the Company. In addition, the market for wireless mobile computing software products continues to develop, and additional competitors with substantially greater financial, technical and marketing resources than the Company may enter the market and competition may intensify. Current or future competitors may develop software products that are superior to the Company's software products or achieve greater market acceptance.

Product Defects

The Company's complex software products may contain undetected errors or defects when first introduced or as new versions are released. There can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found in new software products after commencement of commercial shipments resulting in product recalls and market rejection of the Company's software products and resulting in damage to the Company's reputation, as well as lost revenue, diverted development resources and increased support costs.

Intellectual Property Protection

The Company considers its software products and trademarks to be of value and important to its business. The Company relies principally upon a combination of copyright, trademark and trade secret laws, non-disclosure agreements and other contractual provisions to establish and maintain its rights. The Company has several patent applications pending. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy or obtain and use information that the Company regards as proprietary. There can be no assurance that the steps taken by the Company to protect its proprietary information will prevent misappropriation of such information. The cost of litigation necessary to enforce the Company's proprietary rights may be prohibitive. Such steps may not preclude competitors from developing confusingly similar brand names or promotional materials or developing software products and services similar to those of the Company.

Although the Company believes that it has the right to use all of the intellectual property incorporated in its software products, third parties may claim that the Company's software products violate their proprietary rights, including copyrights and patents. If any such claims are made and found to be valid, the Company may have to reengineer its software products or obtain licenses from third parties to continue offering its software products. Any efforts to re-engineer its' software products or obtain licenses from third parties may not be successful


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and could substantially increase the Company's costs and have a material adverse effect on the business, financial condition and results of operations of the Company.

Foreign Exchange Rate Exposure

The majority of the Company's revenue is denominated in U.S. dollars. The Company does not engage in currency hedging activities to limit the risks of exchange rate fluctuations. As a result, changes in the relative value of the U.S. dollar to the Canadian dollar and other foreign currencies will affect the Company's revenues and operating margins. The impact of future exchange rate fluctuations between the U.S. dollar and the Canadian dollar or other foreign currencies on revenues and operating margins cannot be accurately predicted and could have a material adverse effect on the Company.

Enforcement of Civil Liabilities

The Company is a corporation incorporated under the laws of British Columbia, Canada. A number of the Company's directors and professional advisors are residing in Canada or outside of the U.S. All or a substantial portion of the assets of such persons are or may be located outside of the U.S. It may be difficult to effect service of process within the United States upon the Company or upon such directors or professional advisors or to realize in the U.S. upon judgments of U.S. courts predicated upon civil liability of the Company or such persons under U.S. federal securities laws. The Company has been advised that there is doubt as to whether Canadian courts would (i) enforce judgments of U.S. courts obtained against the Company or such directors or professional advisors predicated solely upon the civil liabilities provisions of U.S. federal securities laws, or (ii) impose liability in original actions against the Company or such directors and professional advisors predicated solely upon such U.S. laws. However, a judgment against the Company predicated solely upon civil liabilities provisions of such U.S. federal securities laws may be enforceable in Canada if the U.S. court in which such judgment was obtained has a basis for jurisdiction in that matter that would be recognized by a Canadian court.

Potential Fluctuations in Quarterly Financial Results

The Company's financial results vary from quarter to quarter based on factors such as the timing of significant orders and contract completions and the timing of new product introductions. Any significant fluctuation in revenue could materially adversely affect the Company.

Change in Sales Strategy and Reliance on a Small Number of Customers

A significant proportion of the Company's revenues are from a small number of customers with large orders. For 2002, revenue from three customers represented approximately 63% of revenues. During 2001, four customers accounted for approximately 61% of revenues. The Company has focused on larger Fortune 500 opportunities that have the potential for significant sales. Visibility for the timing of closing such deals is difficult, and the Company may experience swings in revenue, as single large opportunities can materially affect the revenue results of any quarter, and it is difficult to accurately predict revenue timing with these opportunities.

Introduction of New Products and Sales Mixture

Infowave launched a series of new products during the year to broaden and appeal to virtually every segment of the business market: Symmetry Pro, Symmetry Pro Enterprise, Symmetry Pro


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Workgroup and Symmetry Mobile Application  Gateway. It is too early at this time to determine how the market will accept the products or whether a significant amount of revenue will be generated from these products.

Certain Shareholders May Exercise Control Over Matters Voting Upon by the Shareholders

Certain of the Company's officers, directors and entities affiliated with the Company together beneficially owned a significant portion of the Company's outstanding common shares as of December 31, 2002. While these shareholders do not hold a majority of the Company's outstanding common shares, they may be able to exercise significant influence over matters requiring shareholder approval, including the election of directors and the approval of mergers, consolidations and sales of the Company's assets. This may prevent or discourage tender offers for the Company's common shares.

Possible Market Volatility

The market price for the Common Shares may be subject to significant volatility. Quarterly operating results of the Company or of other companies involved in the wireless industry specifically or technology industries generally, changes in general conditions in the North American economy, the financial markets in North America, failure to meet the projections of securities analysts or other developments affecting the Company or its competitors could cause the market price of the Common Shares to fluctuate substantially. In addition, in recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities of many companies for reasons unrelated to their operating performance.

Affects of Restructuring Activities

Beginning in the prior fiscal year and continuing into the past fiscal year, the Company reduced its workforce from approximately 122 to 41 employees. There have been and may continue to be substantial costs associated with this workforce reduction related to severance and other employee-related costs and the Company's restructuring plan may yield unanticipated consequences, such as attrition beyond its planned reduction in workforce. This workforce reduction has placed an increased burden on the Company's administrative, operational and financial resources and has resulted in increased responsibilities for each of its management personnel. As a result, the Company's ability to respond to unexpected challenges may be impaired and it may be unable to take advantage of new opportunities.

In addition, many of the employees who were terminated possessed specific knowledge or expertise, and that knowledge or expertise may prove to have been important to the Company's operations. In that case, their absence may create significant difficulties. Further, the reduction in workforce may reduce employee morale and may create concern among potential and existing employees about job security at the Company, which may lead to difficulty in hiring and increased turnover in its current workforce, and divert management's attention. In addition, this headcount reduction may subject the Company to the risk of litigation, which could result in substantial costs to it and could divert management's time and attention away from business operations. Any failure by the Company to properly manage this rapid change in workforce could impair its ability to efficiently manage its business to maintain and develop important relationships with third-parties and to attract and retain customers. It could also cause the Company to incur higher operating costs and delays in the execution of its business plan or in the reporting or tracking of its financial results.

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